Merrill Lynch Retirement Series Trust
Series Number: 1
File Number: 811-3310
CIK Number: 356013
Merrill Lynch Retirement Reserves Money Fund
For the Period Ending: 04/30/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ending April 30, 2004.

		Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

11/26/2003	$13,000	Federal Home Loan Mortgage	2.350	12/09/2005
02/23/2004	102,000	Federal National Mortgage Assoc	.9725	08/29/2005
04/30/2004	12,500	Federal Home Loan Bank	1.501	08/26/2005

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